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                                                                   EXHIBIT 10.26

                            BROILER GROWER CONTRACT

[Pilgrim's Pride Logo Appears Here]

        This contract entered into between Pilgrim's Pride Corporation, and
                      B. J. M. Farm  hereinafter called, Pilgrim and Grower
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        (Grower Name) (Firm Name)
        respectively, this 15th day of Jan 1997 for about 192,000 chickens per
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        batch. Beginning with sales January 12, 1997, this contract will remain in effect from batch to batch of broilers until such time that either party notifies the other of plans to discontinue this agreement.

1. Pilgrim will furnish baby chicks, feed, medication, vaccines, catchers, loaders, and will haul the grown birds.

2. Grower will furnish housing, equipment (must include a sanitary method of dead bird disposal), feed tank that has a O.S.H.A. approved ladder, labor (including labor to help unload and place chicks under brooders, and also to make houses ready for catching and loading), litter, utilities, heat and other essentials, amount and type to be prescribed by Pilgrim. In event grower does not furnish labor for placing chicks or preparing house for catching and loading, he will be charged a mimumum of $10.00 per house plus $1.00 per thousand. This will be charged to his personal account rather than formula cost.

3. Grower agrees to dispose of all dead birds and poultry litter in accordance with federal, state and local laws, rules and regulations.


4. Grower will make ready the house and equipment, clean the house, and do other things necessary as prescribed by Pilgrim, before receiving the baby chicks.

5. A Pilgrim serviceman, or other agent, shall have the right to enter premises of grower where said chickens are located, to check with grower and inspect said chickens and environmental conditions to see that reasonable care is given chickens. Grower agrees to follow growing program as instructed by Pilgrim's servicemen.

6. Grower must provide an all weather road to feed tanks and chick delivery doors. Wrecker bill will be charged to grower's personal account.

7. Title to the chickens and all feed and medication remains the property of Pilgrim at all times.

8. Grower agrees that in the event he calls and reports his tank empty and ready for L.D. feed; yet there is still feed in tanks when truck arrives, and the feed has to be returned to the Mill, there will be a $25.00 charge made to his personal account and withheld from his settlement.

9. Pilgrim will market chickens when and where it appears to be the best advantage. Pilgrim will receive proceeds from sale of chickens.

10. Grower will follow the program prescribed by Pilgrim in getting birds ready for catch. In the event program is not followed, $100 will be charged to personal account for each house in which program was not followed.

11. Grower agrees to report to the dispatcher, at the Feed Mill, on the morning following the movement of all birds, as to the amount of feed left. Please report even if all tanks are empty, so accounting can start processing your settlement.

12. In times of adverse weather conditions, such as extreme cold, grower agrees to make a special effort to minimize death losses from lack of heat, lack of cooling and lack of water.

13. Grower agrees to have no other poultry, fowl or ratites other than those that are property of Pilgrim's.

14. Grower agrees not to use any herbicide or pesticide, in or around chicken houses, unless such use is approved by a Pilgrim's serviceman. Grower also agrees not to use any feeds or medication unless supplied by Pilgrim and to use shavings only from Pilgrim's approved suppliers.

15. It is expressly understood and agreed by the parties that each is an independent contractor and that neither party, its agent or employees, shall be considered to be the employees or the agent of the other party for any purpose whatsoever.

16. All chickens on each farm will be settled as one unit regardless of the number of houses. If all houses are not sold within the same week, settlement will be made in accordance with the sale of the last house.

17. Payment to the grower will be as follows:
    (a) Each week the formula cost will be calculated for each Grower selling that week. An average cost will be calculated for the week by dividing the total costs of all growers (excluding company employees and poultry service contractors) by their net pounds. Any Grower with a formula cost exceeding the average of 1.80 cents or more will be removed from the group and the average recalculated.

    The Grower's payment per net lb. will be computed using 4.30 cents per pound as the base pay. If the Grower's cost is less than average, the payment will be 4.30 cents plus the deviation from average. If the Grower's cost is greater than average he will receive 4.30 cents minus the deviation from average.

    For example, a Grower that has a 0.30 cent below average cost will get 0.30 cents added to the base pay. If the cost was 0.30 cents above average this cost would be subtracted from the base pay down to our minimum of 3.25 cents per pound.

    Beginning with the fourth Monday in October the Grower will receive an additional fuel supplement according to the following schedule:

       CHICKS         FUEL SUPPLEMENT        CHICKS          FUEL SUPPLEMENT
       PLACED      PER 1000 HEAD CAPACITY    PLACED       PER 1000 HEAD CAPACITY
       1st Week           $ 7               14th Week             $20
       2nd Week           $ 9               15th Week             $20
       3rd Week           $11               16th Week             $20
       4th Week           $13               17th Week             $19
       5th Week           $15               18th Week             $17
       6th Week           $17               19th Week             $15
       7th Week           $19               20th Week             $13
       8th Week           $20               21st Week             $11
       9th Week           $20               22nd Week             $ 9
      10th Week           $20               23rd Week             $ 7
      11th Week           $20               24th Week             $ 6
      12th Week           $20               25th Week             $ 5
      13th Week           $20               26th Week             $ 4

    (b) In order to figure formula cost per lb., the following price schedule will be used:
    Feed, 8.5 cents per lb., chicks 16.00 cents each; medication, cost + 10%. The net weight (scale weight minus condemned) will be used in calculating formula cost per lb. As technological advances are made, it will be necessary to re-evaluate formula cost.

    (c) Condemnation for all causes other than bruises, cadavers, contamination, overscald, and without viscera will be deducted from scale weight. It will be calculated by using the average weight for the lot multiplied by the total number of condemned birds, other than those condemned for the causes mentioned above in this paragraph. This weight plus inflamatory process parts x 126% plus 1/2 the weight of other condemned parts multiplied by 126% will be the condemned weight.

    (d) Settlements will be made on Friday following the previous week's close. For example, on the week closing January 18, 1997 settlements will be mailed on January 24, 1997.

18. An accounts payable to Pilgrim is authorized to be deducted from the Grower payment, unless other arrangements have been made.

19. This contract is between Pilgrim's and grower for this farm only and is not transferable to other farms belonging to same grower nor to another party for this farm. Pilgrim's Pride Corporation has engaged a group of banks to
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    provide financing for the poultry covered by this Agreement. In furtherance of this financing, field warehousing is to take control of such poultry, and
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    the undersigned Grower has been appointed agent as for field warehousing
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    for this purpose, in accordance with the Field Agent Agreement attached hereto. The terms and conditions of Corporation remove any poultry from Grower's premises without written authorization from field warehousing. We,
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    the undersigned, agree to carry out the above contract.


    PILGRIM'S PRIDE CORPORATION                     GROWER

    By: /s/ Joe Stokes                              /s/ James J. Miner
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